<u>Share Sale Agreement</u>
Made and entered into in Tel-Aviv on 1 February 2006

By and between: **Direct Capital Investment Ltd.**
Company No. 52-003386-1
A public company duly registered in Israel
of 52 Menachem Begin Street, Tel-Aviv 67137
(hereinafter: the "**Company**")

<u>of the first part;</u>

And: **Uri Rosin, S.S. 069482709**
c/o: Adv. Doron Elkayam
of 52 Menachem Begin Street, Tel-Aviv 67137
and **Gunter Frantz Ltd.**, Company No. 51-2960071
c/o: Adv. Doron Elkayam
of 52 Menachem Begin Street, Tel-Aviv 67137
(hereinafter: the "**Purchasers**")

<u>of the second part;</u>

Whereas an agreement was signed on 19.6.2005 between the Company and the Purchasers and between Arie and Dalia Prashkovsky and others (hereinafter: the "**Investors**"), concerning an investment and issuance of shares in the Company and an amendment to the said Agreement was signed on 7.9.2005 (hereinafter, collectively: the "**Investment Agreement**") and a shareholders agreement was signed on 19.6.2005 between the Investors, the Purchasers and the Company and an amendment to such shareholders agreement was signed on 7.9.2005 (hereinafter, collectively: the "**Shareholders Agreement**"); and

Whereas in section 8 of the Shareholders Agreement, the Purchasers gave the Company a sale (Put) option to compel them to purchase from the Company up to 90% of the Company's overall holdings in the Company's subsidiary – DCI USA Inc., whose securities are traded on the Bulletin Board (hereinafter: the "**Subsidiary**" and the "**Put Option**", respectively); and

Whereas the Company wishes to exercise the Put Option and to compel the Purchasers to purchase from it 28,350,000 shares in the Subsidiary, which constitute 90% of its holdings in the issued share capital of the Subsidiary (hereinafter: the "**Shares for Sale**"); and

Whereas the parties wish to settle the terms of sale of the Shares for Sale, as set out herein; and

<u>Therefore, it has been warranted, stipulated and agreed by the parties as follows:</u>

1. **<u>Preamble, appendices and headings</u>**

2. The preamble and the Appendices hereto constitute an integral part hereof.

2.1 The headings of the sections herein have been given strictly for purposes of convenience of reference; they are not part of this Agreement and neither shall they be used for any interpretative purposes.

3. **<u>The sale of the Shares for Sale</u>**

3.1 On the Date of Closing (as defined below), the Company shall sell and transfer the Shares for Sale to the Purchasers, Clear and Free (as this term is defined below) and the Purchasers shall purchase and receive the Shares for Sale from the Company, all in accordance with the terms set out herein.

3.2 It is hereby agreed by the parties that notwithstanding the provisions of section 8.1 of the Shareholders Agreement, the Put Option may be exercised on the Date of Closing and that the signing of this Agreement constitutes a notice of exercise for purposes of section 8.2 of the Shareholders Agreement, which shall enter into force on the Date of Closing.

3.3 The manner of dividing the Shares for Sale amongst the Purchasers is as set forth in **<u>Appendix 'A'</u>** hereof.

4. **<u>Warranties and obligations of the Company</u>**

The Company hereby warrants towards the Purchasers as follows:

4.1 The Company is the registered owner of the Shares for Sale.

4.2 The Shares for Sale are free of any encumbrance, lien, claim and/or other third party right whatsoever (hereinafter: "**Free and Clear**").

5. **<u>Warranties and Obligations of the Purchasers</u>**

The Purchasers hereby warrant towards the Company, as follows:

5.1 That all the requisite approvals in accordance with any law, agreement or otherwise, for purposes of acquiring the Shares for Sale and for the performance of their obligations hereunder, have been received.

5.2 That they are fully conversant with the Subsidiary's activity and business, including its economic, legal and financial situation and they are acquiring the Shares for Sale in their present condition ("As Is") and they hereby waive any contention and/or claim against the Company in connection with the Shares for Sale, including in connection with the consideration that was paid in respect thereof and in connection with the Subsidiary.

5.3 That they have the economic means necessary for performing their obligations hereunder.
That to the extent further approvals are required for selling the Shares for

Sale in accordance with the laws of the United States and the rules of the American stock exchange on which the Shares for Sale are listed for trading, the responsibility and obligation for obtaining these approvals shall apply to the Purchasers, at the earliest opportunity and on the dates prescribed by law in this regard and the aforesaid shall not serve to delay the sale of the Shares for Sale and/or payment of the consideration thereon in any form or manner.

6. **Consideration and implementation of the Agreement**

6.1 In consideration for the Shares for Sale, the Purchasers shall pay the Company a sum of $0.04127 per share and a total of $1,170,004 (hereinafter: the "**Consideration Amount**").

6.2 Payment of the Consideration Amount shall be executed on 31 December 2007 (hereinafter: the "**Date of Paying the Consideration**").

6.3 A delay in payment of the Consideration Amount shall bear penalty interest at the rate of 0.1% for each day of delay, up until the actual payment of the full Consideration Amount (hereinafter: the "**Penalty Interest**").

6.4 As security for payment of the Consideration Amount on the designated date, including any other amount which the Purchasers shall owe to the Company in accordance with the provisions hereof (including, the Penalty Interest) (hereinafter: the "**Secured Amounts**"), the pledge which was registered in favor of the Company in accordance with the Pledge Agreement of 7.9.2005, shall continue to remain in force, however the pledged shares thereunder shall be reduced on the Date of the Closing (subject to consummation of the transaction subject hereof), to 585,000 shares (instead of 650,000 shares), in accordance with the provisions of section 6.3.3 below (hereinafter: the "**Pledge**" and the "**Pledge Agreement**"). As further security for payment of the Secured Amounts, 125,000 shares of the Company shall be pledged in favor of the Company, the aforesaid instead of 100,000 shares of the Company and 75,000 shares which shall result from exercising the Option, which were pledged by the Purchasers in favor of the Investors, in accordance with the Pledge Agreement of 7.9.2005 and the Amendment thereto, which shall be signed on the Date of the Closing (hereinafter: the "**Additional Pledge**" and the "**Additional Pledge Agreement**"). It is clarified that the Company shall be entitled to realize the Pledge and the Additional Pledge and to sell the shares which are pledged under the Pledge Agreement and the Additional Pledge Agreement, in any case in which the Purchasers fail to meet their obligation of payment of the Consideration Amount on the Date of Paying the Consideration. The realization of the Additional Pledge shall be possible only after the shares which are subordinate to the Additional Pledge have been released from the pledges and charges applying to them, in favor of the Investors, and insofar as these pledges and charges were not realized by the Investors. Nothing in what has been stated in this Agreement shall serve to derogate from the provisions of the

Shareholders Agreement and the Investment Agreement in relation to registration of the pledges and their realization, unless the matter has been specifically agreed otherwise in this Agreement and in its related documents.

7. **Closing**

7.1 The closing of the sale of the Shares for Sale in accordance with the provisions hereof shall be executed on 2.3.2006 (hereinafter: the "**Date of Closing**"), provided that by such date all the conditions precedent set out in section 6.3 below have been fulfilled.

7.2 The exercising of the Option and the sale of the Shares for Sale to the Purchasers are conditional upon approval of the transactions contemplated hereunder, together with its appendices, by the audit committee, the board of directors and the general meeting of the Company, as transactions between the Company and the controlling shareholder therein, in accordance with the statutory provisions and execution of the requisite reports to the stock exchange authority (hereinafter: the "**Preliminary Condition Precedent**").

7.3 In the event of the Preliminary Condition Precedent having been fulfilled by the Date of Closing, the parties shall meet at Yigal Arnon & Co., Advocates, at 11:00 hours on the Date of Closing, and shall execute the following acts:

7.3.1 The Purchasers shall deliver to the Company minutes of the audit committee, the board of directors and the general meeting of the Company, regarding approval of the transactions contemplated hereunder.

7.3.2 The parties shall sign the share transfer deeds in respect of the Shares for Sale, in the format that is required in accordance with the articles of association of the Subsidiary.

7.3.3 The parties shall sign the Amendment to the Shareholders Agreement in the form attached hereto as **Appendix 'B'**, in terms of which they confirm that the total number of shares which are subordinate to the Pledge shall be reduced and shall stand at 585,000 shares (hereinafter: the "**New Pledge**"); as well as any additional document which may be required for reducing the number of pledged shares and for creating the New Pledge, including an amendment to the Pledge Agreement, an amendment to the deed of instructions and an irrevocable power of attorney to the Trustees of 7.9.2005, cancellation of registration of the existing pledges and charges on the shares which are subject of the Pledge and the creation of new pledges and charges at the Registrar of Companies and at the Registrar of Pledges.

7.3.4 The parties shall sign an amendment to the Investment Agreement in the form attached hereto as **Appendix 'C'**, in terms of which: (a) the total number of shares which are pledged by the Purchasers in favor of the Investors for securing indemnification of the Investors, shall be 125,000, instead of 100,000 shares and 75,000 shares which result from exercising the Options and they shall sign an amendment to such share Pledge Agreement, an amendment to the deed of instructions and an irrevocable power of attorney to the Trustees of 7.9.2005, cancellation of the existing pledges and charges registered on the shares and the options, as provided above and the creation of new pledges and charges at the Registrar of Companies and at the Registrar of Pledges; (b) the provisions of section 18.2 of the Investment Agreement and Appendix 18.2 of the Investment Agreement shall not bind the Company and shall not apply thereto, inasmuch as the provisions contained in section 18.2 and in Appendix 18.2, as aforesaid, impose any obligation on the Company. Similarly, the parties shall sign: (a) any further document which may be required for reducing the number of shares which are pledged, as aforesaid and for creating the New Pledge, including an amendment to the relevant Pledge Agreement, an amendment to the deed of instructions and an irrevocable power of attorney to the Trustees of 7.9.2005 and (c) any document which may be necessitated for purposes of creating the pledge over the pledged shares, as provided in this sub-section (125,000 shares), in favor of the Company, for guaranteeing the Secured Amounts, on terms which are to be stipulated in the Pledge Agreement, in the form of **Appendix 'D'**, which is to be signed with the Company on the Date of Closing; and (d) any further document which may be required for canceling registration of the existing pledges and charges over the shares which are subject of the Pledge and the Additional Pledge and the creation of new pledges and charges at the Registrar of Companies and the Registrar of Pledges, including in accordance with the Pledge Agreement attached hereto as Appendix 'D'.

7.3.5 The parties shall sign an agreement regarding the granting of options for the sale of the Company's remaining shares in the Subsidiary, in the format attached hereto as **Appendix 'E'**.

7.4 In the event of the Preliminary Condition Precedent not having been fulfilled by the Date of Closing, this Agreement shall expire and shall no longer exist, in such manner that this Agreement together with its Appendices shall not be binding on the parties in any form or manner.

7.5 Commencing from the Date of Closing and subject to the parties having signed all the documents set out in section 6.3 above and performance of the acts, including the signing of all the documents which are required for purposes of registering the charges and pledges in accordance with the provisions of section 6.3 above, the Purchaser shall be the registered

owners of the Shares for Sale and the Company shall have no right in these shares, even though the Consideration thereon has not yet been paid.

8. **Taxes and payments**

8.1 The provisions of the Investment Agreement regarding tax liabilities shall apply also to this Agreement.

8.2 Each party shall bear its expenses and lawyers' fees in connection with its execution of this Agreement.

9. **Miscellaneous**

9.1 Any modification of this Agreement requires a document in writing that is signed by the authorized representatives of both parties.

9.2 This Agreement exhausts what has been agreed by the parties in respect of all the matters discussed herein and there shall be no relevance to any negotiations, declaration, representation, undertaking and/or consent which were made and/or exchanged, if at all, whether in writing or orally, whether explicitly or by allusion, prior to the signing of this Agreement

9.3 A party to this Agreement may not assign its rights and/or obligations hereunder to third parties, without the consent of the other party.

9.4 No waiver, extension or modification of this Agreement, including its Appendices, shall be valid, unless made in writing and signed by all the signatories to this Agreement. No delay in the exercising of rights by either party to this Agreement shall be regarded as a waiver, whether explicitly or implicitly.

9.5 The addresses of the parties for purposes of this Agreement are as stated in the preamble hereto and any notice sent by one party to the other, by registered mail, shall be deemed to have been received three business days after having been sent and any notice sent by fax shall be to have been received on the date of its transmission, if sent by 14:00 hours and on the first business day following its transmission, if sent later. Notice given by personal delivery shall be deemed to have been received on the date of its delivery.

In witness whereof the parties have set their hand for signature:

Direct Capital Investment Ltd.	**Uri Rosin**
	Gunter Frantz **By means of: Orit Ofir**